Exhibit 4.5

POWERLIGHT CORPORATION

NON-QUALIFIED STOCK OPTION DOCUMENTS

FOR

ENCLOSURES:

1)	There are two copies of a document entitled “NON-QUALIFIED STOCK OPTION, MARKET STANDOFF AND STOCK RESTRICTION AGREEMENT” (the “Agreement”) attached hereto.

2)	Pursuant to the Agreement, effective as of , 200 ,, the Board of Directors of PowerLight Corporation granted to an award of options to purchase up to shares of the Common Stock of PowerLight Corporation at a price of per share.

3)	Each copy of the Agreement is identical.

4)	A copy of the PowerLight Corporation Common Stock Option and Common Stock Purchase Plan is also attached. This copy is for .

SIGNING INSTRUCTIONS:

At each tab there is required a signature of either:

5)	PowerLight Corporation and ; or

6)	’s spouse (if any).

DELIVERY OF DOCUMENTS:

7)	should retain one fully executed original of the Agreement.

8)	PowerLight Corporation should retain one fully executed original of the Agreement.

OPTION INSTRUCTIONS -

POWERLIGHT CORPORATION -

NON-QUALIFIED STOCK OPTION, MARKET STANDOFF

AND STOCK RESTRICTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION, MARKET STANDOFF AND STOCK RESTRICTION AGREEMENT is made as of                         , 200, between                          and POWERLIGHT CORPORATION, a California corporation.

FOR GOOD AND VALUABLE CONSIDERATION, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings attributed to them below in this Article 1:

(a)	Agreement means this NON-QUALIFIED STOCK OPTION, MARKET STANDOFF AND STOCK RESTRICTION AGREEMENT, as the same may be amended from time to time.

(b)	Code means the Internal Revenue Code of 1986, as amended from time to time.

(c)	Company means PowerLight Corporation, a California corporation, and its successors and assigns with respect to the Plan.

(d)	Major Transaction means any of the following:

(i)	the dissolution of the Company;

(ii)	the sale by the Company of all or substantially all of its assets;

(iii)	a merger or consolidation involving the Company, in which the Company is not the surviving corporation;

(iv)	the sale, exchange or other disposition (whether by merger, triangular merger or otherwise) of all or substantially all of the stock of the Company; or

(v)	the first registered public offering of the Common Stock of the Company.

(e)	Option has the meaning ascribed to it in Section 2.1.

(f)	Option Shares has the meaning ascribed to it in Section 2.1.

(g)	Option Rights means the rights of Optionee to exercise the Option and acquire Option Shares pursuant to the provisions of this Agreement.

(h)	Optionee means and his or her permitted successors and assigns under this Agreement.

(i)	Optionee’s Representative means, in the event of Optionee’s death, the executor or executrix under Optionee’s Will, the administrator of Optionee’s estate or Optionee’s other legal personal representative.

(j)	Plan means that certain Common Stock Option and Common Stock Purchase Plan adopted by the shareholders and the directors of the Company as of October 23, 2000, as the same may be amended from time to time.

(k)	Restricted Shares means (i) any shares of the Common Stock of the Company issued on exercise of the Option Rights under this Agreement, and (ii) any other stock or securities issued or distributed by the Company on account of any such shares, whether by reason of stock dividend, stock split, recapitalization, reorganization, exchange of shares or otherwise.

(l)	1933 Act means the Securities Act of 1933, as amended from time to time.

(m)	1934 Act means the Securities Exchange Act of 1934, as amended from time to time.

Section 1.2 Other Capitalized Terms. Capitalized terms not defined in this Agreement shall have the meanings attributed to them in the Plan.

ARTICLE 2. GRANT OF OPTIONS

Section 2.1 Grant of Options. Pursuant to the Plan, the Company hereby grants to Optionee an option (the “Option”) to purchase from the Company, on the terms and conditions herein set forth, all or any part of                          (                    ) shares (the “Option Shares”) of the Company’s authorized but unissued Common Stock, at the option exercise price of                          (                    ) per share.

Section 2.2 Type of Stock Options. The Option is not intended by the Company to qualify as an “incentive stock option” as that term is used in Section 422 of the Code.

Section 2.3 Exercise of Options. The right to exercise the Option and acquire Option Shares shall become vested and exercisable as follows:

Vesting Date	Cumulative Percentage Of Option Shares Vested And Exercisable

To the extent the Option and the right to acquire Option Shares have become vested, the Option may be exercised by Optionee at any time and from time to time prior to the termination of the Option as provided below in Section 2.6.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ABOVE IN THIS SECTION 2.3 OR ELSEWHERE IN THIS AGREEMENT, NO OPTION SHARES WILL BECOME VESTED AFTER THE DATE OF THE TERMINATION OF OPTIONEE’S CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT OF THE COMPANY (OR A PARENT OR SUBSIDIARY).

Section 2.4 Restrictions on Transfer and Exercise. The right to exercise the Option and to acquire Option Shares shall not be transferable other than upon Opitionee’s death by Will or the laws of descent and distribution. During Optionee’s lifetime, the right to exercise the Option and to acquire Option Shares may only be exercised by Optionee.

Section 2.5 Method of Exercise of Options.

(a)	The Option shall be exercised by written notice delivered to the President or Secretary of the Company at its principal office specifying the number of Option Shares to be purchased and accompanied by a certified or cashier’s check payable to the order of the Company for the full purchase price of the Option Shares to be purchased.

(b)	As provided in the Plan, the Company may, in its sole discretion, accept other property (including its own shares of stock) in payment for the Option Shares to be purchased.

(c)	If the exercise of the Option is made in accordance with the provisions of this Agreement and the Plan, the Company shall, as soon as practicable, deliver to Optionee a certificate or certificates for the Option Shares so purchased.

(d)	The Company shall not be required to issue or deliver any certificate or certificates for the Option Shares purchased upon the exercise of the Option prior to fulfillment of all of the conditions set forth in Section 19 of the Plan, any or all of which may be waived by the Company:

Section 2.6 Termination of Options. The Option and the right to acquire Option Shares shall terminate upon the happening of the earliest of:

(a)	Ten (10) years from the date of this Agreement;

(b)	The expiration of three (3) calendar months from the date on which Optionee’s Continuous Status as an Employee or Consultant is terminated (except by reason of Optionee’s disability, or Optionee’s death);

(c)	The expiration of one (1) year from the date on which Optionee’s Continuous Status as an Employee or Consultant is terminated by reason of Optionee’s disability or Optionee’s death; or

(d)	The termination of the Option as provided in Section 17 or 18 of the Plan.

In the event the Option is terminated pursuant to Section 2.6(b) or Section 2.6(c), above, the number of Option Shares that may be exercised during the three (3) month period set forth in Section 2.6(b), above, or the one (1) year period set forth in Section 2.6(c), above, is limited to that number of Option Shares which were exercisable on the date of the termination of Optionee’s Continuous Status as an Employee or Consultant of the Company (or a Parent or Subsidiary). In the event of Optionee’s death while in the employ of (or while as a consultant to) the Company (or a Parent or Subsidiary), Optionee’s Representative may exercise Optionee’s right to purchase Option Shares hereunder.

Section 2.7 Adjustments in Outstanding Options. The number of Option Shares which may be acquired under this Agreement, as well as the price per Option Share, shall be proportionately adjusted when, as and to the extent provided in Section 3(c) of the Plan.

Section 2.8 Rights as a Shareholder.

(a)	From and after the date on which (i) Optionee has taken all action required for the purchase of Option Shares upon proper exercise of the Option and (ii) the conditions under the Plan for the issuance of certificates for such shares have been satisfied or waived by the Company, Optionee shall have the rights of a shareholder with respect to such Option Shares, including, without limitation, voting rights and the rights (if any) of a Common Stock shareholder to participate in dividends.

(b)	Optionee shall have no rights as a shareholder with respect to the unexercised portion of the Option (or Option Shares covered thereby).

(c)	Subject to the provisions of Section 2.7, above, no adjustment shall be made for dividends or other rights for which the record date is prior to the date on which Optionee has taken all action required for the purchase of Option Shares upon proper exercise of the Option.

ARTICLE 3. REPRESENTATIONS OF OPTIONEE

In connection with the grant of the Option and the purchase of any Option Shares under the provisions of this Agreement, Optionee hereby represents and warrants to the Company as follows:

Section 3.1 In General. Optionee has either:

(a)	a pre-existing business or personal relationship with the Company or one or more of its officers, directors or controlling persons, or

(b)	by reason of Optionee’s business or financial experience (or the business or financial experience of Optionee’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), Optionee could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and the Option Shares and to protect Optionee’s own interests in connection with the acquisition of the Option Rights and the purchase of Option Shares.

Section 3.2 The Plan. Optionee has received a copy of the Plan and has read and understood the Plan.

Section 3.3 Investment Intent; Capacity to Protect Interests.

(a)	Optionee will be acquiring the Option Rights hereunder and, upon exercise of such Option Rights, will be acquiring Option Shares, only for Optionee’s own account for investment and not with a view to or for sale in connection with any distribution of the Option Rights or Option Shares or any portion thereof.

(b)	Optionee will only be acquiring such Option Rights or Option Shares without any present intention of selling, offering to sell or otherwise disposing of or distributing the Option Rights or Option Shares or any portion thereof in any transaction other than a transaction exempt from registration under the 1933 Act

(c)	The entire legal and beneficial interest of the Option Rights and Option Shares being purchased are, and will be, held for Optionee’s account only, and neither in whole or in part for any other person.

Section 3.4 Resident. Optionee’s principal residence is as set forth beneath Optionee’s signature to this Agreement.

Section 3.5 Information Concerning Company.

(a)	Prior to the date of this Agreement, Optionee has discussed the Company and its plans, operations and financial condition with the Company’s officers and has received all such information as Optionee has deemed necessary and appropriate to enable Optionee to evaluate the financial risk inherent in this Agreement and Optionee has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(b)	Prior to the exercise of any Option Rights hereunder, Optionee will have discussed the Company and its plans, operations and financial condition with the Company’s officers and will have received all such information as Optionee deems necessary and appropriate to enable Optionee to evaluate the financial risk inherent in making an investment in the Option Shares, and Optionee will have received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

Section 3.6 Economic Risk. Optionee realizes that the purchase of Option Shares will be a highly speculative investment and involves a high degree of risk, and Optionee will not acquire any Option Shares unless Optionee is able, without impairing his or her financial condition, to hold the Option Shares for an indefinite period of time and to suffer a complete loss of Optionee’s investment.

Section 3.7 Restricted Securities. Optionee understands and acknowledges that:

(a)	The sale of the Option Shares will not have been registered under the 1933 Act, and the Option Shares must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available (such as Rule 144 or the resale provisions of Rule 701 under the 1933 Act) and the Company is under no obligation to register the Option Shares;

(b)	The share certificate(s) representing the Option Shares will be stamped with the legends specified in this Agreement or under applicable law; and

(c)	The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

Section 3.8 Disposition under the 1933 Act. Optionee understands that the Option Shares will be restricted securities within the meaning of Rule 144 promulgated under the 1933 Act; that the exemption from registration under Rule 144 will not be available in any event for at least one (1) year from the date of purchase of the Option Shares (unless Rule 701 promulgated under the 1933 Act is available), and even then will not be available unless (a) a public trading market then exists for the Common Stock of the Company, (b) adequate information concerning the Company is then available to the public, and (c) other terms and conditions of Rule 144 are complied with; and that any sale of the Option Shares may be made only in limited amounts in accordance with such terms and conditions. Optionee further understands that the resale provisions of Rule 701, if available, will not apply until ninety (90) days after the Company becomes subject to the reporting obligations under the 1934 Act. There can be no assurance that the requirements of Rule 144 or Rule 701 will be met, or that the stock will ever be saleable.

Section 3.9 Further Limitations on Disposition. Without in any way limiting Optionee’s representations set forth above, Optionee further agrees that Optionee shall in no event make any disposition of all or any portion of the Option Shares unless and until:

(a)	The Option Shares proposed to be transferred shall no longer be subject to the restrictions set forth in Articles 4, 5, 6 and 7 of this Agreement.

(b)	One of the following conditions is satisfied:

(i)	There is then in effect a Registration Statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement.

(ii)	The resale provisions of Rule 701 or Rule 144 are available in the opinion of counsel to the Company.

(iii)	Optionee shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; Optionee shall have furnished the Company with an opinion of Optionee’s counsel to the effect that such disposition will not require registration of such Option Shares under the 1933 Act; and such opinion of Optionee’s counsel shall have been concurred with by counsel for the Company and the Company shall have advised Optionee of such concurrence.

Section 3.10 Valuation of Common Stock. Optionee understands that the Board of Directors of the Company has, in good faith, attempted to set the option exercise price for the Option Shares at the fair market value of the

Option Shares as of the date of the grant of the Option. Optionee understands, however, that the Company can give no assurances that such option exercise price is in fact the fair market value of the Option Shares as of the date of the grant of the Option (or as of any other date) and that it is possible that, with the benefit of hindsight, the Internal Revenue Service could successfully assert that the fair market value of the Option Shares on the date of the grant of the Option is in excess of the option exercise price. Such a determination could have adverse income tax consequence on Optionee consisting of, among other things:

(a)	The loss of the benefits of treatment as “incentive stock options” under Section 422 of the Code.

(b)	Upon exercise of the Option, the treatment of the difference between the fair market value of the Option Shares as of the date of exercise over the option exercise price as ordinary income of Optionee, resulting in the imposition of additional income taxes.

(c)	The additional taxes (and interest) due would be payable by Optionee, and there is no provision for the Company to reimburse Optionee for that tax liability, and Optionee assumes all responsibility for such potential tax liability.

ARTICLE 4. MARKET STANDOFF

The provisions of this Article 4 shall be effective only after Optionee (or Optionee’s Representative) has exercised the Option in accordance with the provisions of this Agreement:

Section 4.1 Market Standoff. If so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the 1933 Act, Optionee shall not sell or otherwise transfer any of the Restricted Shares or other securities of the Company during the 180-day period following the effective date of a registration statement of the Company filed under the 1933 Act; provided, however, that such restriction shall only apply to the first registration statement of the Company to become effective under the 1933 Act which includes securities to be sold on behalf of the Company to the public in an underwritten public offering (an “IPO”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.

Section 4.2 Termination. The provisions of this Article 4 shall terminate upon the occurrence of a Major Transaction (other than an IPO, in which case, the provisions of this Article 4 shall survive the IPO for 180 days as provided above).

ARTICLE 5. COMPANY’S REPURCHASE OPTION

The provisions of this Article 5 shall be effective only after Optionee (or Optionee’s Representative) has exercised the Option in accordance with the provisions of this Agreement:

Section 5.1 Repurchase Option. The Company shall have, and Optionee hereby grants to the Company, the option to repurchase any part or all of the Restricted Shares on the terms set forth below:

(a)	In the event that Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company) is terminated for any reason (whether with or without cause, or by reason of Optionee’s death, disability or otherwise) the Company shall have an option to repurchase any part or all of the Restricted Shares on the terms set forth below.

(b)	The Company may exercise its repurchase Option Rights under this Article 5 by written notice of exercise to Optionee (or Optionee’s Representative) given at any time prior to the later of (i) the date which is sixty (60) days after the date of the termination of Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company), or (ii) the date which is sixty (60) days after the expiration of any and all remaining rights to acquire any of the Option Shares under this Agreement.

(c)	The Company’s written notice of exercise shall (i) make reference to this Agreement, (ii) specify the number of Restricted Shares being repurchased and (iii) specify the Company’s good faith determination of the repurchase price for the Restricted Shares to be repurchased.

Section 5.2 Repurchase Price. The repurchase price for any Restricted Shares acquired by the Company under this Article 5 shall be an amount equal to the greater of the following:

(a)	the original purchase price for the Restricted Shares to be purchased as paid by Optionee to the Company; or

(b)	the aggregate fair market value of the Restricted Shares being repurchased as of the date of the termination of Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company).

Section 5.3 Closing. The closing for the Company’s repurchase of Restricted Shares shall take place within ten (10) days of the date on which the repurchase price is determined either by agreement under Section 5.2(a) or by the Company under Section 5.2(b). The repurchase price shall be paid by the Company in cash (or by cancellation of any purchase money indebtedness of Optionee owing to the Company in connection with the purchase of any of the Restricted Shares) at the closing.

Section 5.4 Termination. The provisions of this Article 5 shall terminate upon the occurrence of a Major Transaction.

ARTICLE 6. COMPANY’S RIGHT OF FIRST REFUSAL

The provisions of this Article 6 shall be effective only after Optionee (or Optionee’s Representative) has exercised the Option in accordance with the provisions of this Agreement:

Section 6.1 Grant of Right of First Refusal. If Optionee receives an offer, whether or not solicited, from a person or entity to purchase all or any portion of the Restricted Shares, and if Optionee is willing to accept the offer, Optionee shall give written notice (the “Notice of Proposed Transfer”) to the Company specifying:

(a)	the number of Restricted Shares proposed to be transferred (the “Offered Shares”);

(b)	the amount and terms of the offer;

(c)	the identity, address and telephone number, of the proposed transferee; and

(d)	Optionee’s willingness to accept the offer.

Section 6.2 Option Period. The Company shall have the option, exercisable within sixty (60) days after the date of the Notice of Proposed Transfer (the “Option Period”), to purchase all, but not less than all, of the Offered Shares from Optionee at the same price and on the same terms as those specified in the Notice of Proposed Transfer.

Section 6.3 Failure to Exercise. In the event that the Company does not exercise its option under this Article 6, then, subject to compliance with all applicable state and federal securities laws and the other provisions of this Agreement, Optionee may transfer the Offered Shares specified in the Notice of Proposed Transfer to the person and for the consideration specified in the Notice of Proposed Transfer; provided, however, that:

(a)	such transfer must occur within sixty (60) days of the expiration of the Option Period (if the transfer does not occur within such sixty (60) day period, Optionee must give to the Company a new Notice of Proposed Transfer, thereby starting a new Option Period), and

(b)	such transferee signs and delivers to the Company an agreement to be bound by all of the provisions of this Agreement (including, without limitation, the Company’s option to repurchase the Restricted Shares upon termination of Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company) and the market standoff provisions of this Agreement.

Section 6.4 Termination. The provisions of this Article 6 shall terminate upon the occurrence of a Major Transaction.

ARTICLE 7. TRANSFER RESTRICTIONS GENERALLY

The provisions of this Article 7 shall be effective only after Optionee (or Optionee’s Representative) has exercised the Option in accordance with the provisions of this Agreement:

Section 7.1 Limited Transferability. In addition to the restrictions set forth in Articles 4, 5 and 6 of this Agreement, Optionee agrees that Optionee shall not sell, transfer, assign, convey or encumber any part or all of the Restricted Shares, either voluntarily or involuntarily or by operation of law, except with the prior written consent of the Company; provided, however, that the prior written consent of the Company shall not be required for any such sale, transfer, assignment, conveyance or encumbrance occurring after a Major Transaction.

Section 7.2 Improper Dispositions. Any attempted disposition of any of the Restricted Shares made in violation of the terms of this Agreement shall automatically be void.

Section 7.3 Rights of Transferee. Any transferee of any of the Restricted Shares shall take subject to all of the terms and provisions of this Agreement.

Section 7.4 Stock Ledger Notation and Legend. Stock certificates issued upon exercise of the Option may contain such legends as the Company may deem appropriate in order to comply with (a) applicable state and federal securities laws and other laws, (b) the Plan, (c) this Agreement, or (d) the Bylaws of the Company. Optionee agrees that the Company shall make a notation in the stock ledger of the Company that the Restricted Shares are subject to the provisions of this Agreement and any legends place on such certificates evidencing any of the Restricted Shares. Without limiting the generality of the foregoing, the Company may place a legend on all certificates evidencing the Restricted Shares in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS BY A NON-QUALIFIED STOCK OPTION, MARKET STANDOFF AND STOCK RESTRICTION AGREEMENT DATED AS OF             , 200  , BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Optionee agrees to submit to the Company, from time to time, the stock certificate(s) for the Restricted Shares so that the legend set forth above (and any other legends determined appropriate by the Company) may be printed on such certificate(s).

ARTICLE 8. MISCELLANEOUS PROVISIONS

Section 8.1 No Increased Rights as an Employee or Consultant. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in the employ of, or as a consultant to, the Company (or a Parent or Subsidiary of the Company) or interfere in any way with the right of the Company (or a Parent or Subsidiary of the Company) to terminate Optionee’s employment or consulting services at any time (subject to the provisions of any applicable employment or consulting agreement).

Section 8.2 Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Optionee is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed to the Company at the address set forth in the Company’s signature block below. Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid.

Section 8.3 Issuances of Stock. Nothing in this Agreement shall (a) preclude or limit the right of the Company to issue additional stock or other securities, or (b) give Optionee any preemptive or other right to acquire any such additional stock or other securities.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California by residents of the State of California. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for Alameda County or the United States District Court for the Northern District of California, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action. The parties agree that service of process in any such action may be made by delivery of the summons to the parties in the manner provided for delivery of notices set forth in this Agreement.

Section 8.5 Amendment. This Agreement may be amended, modified or terminated by written agreement between the Company and Optionee, without the requirement of consent of any other shareholder or optionee of the Company or any third party.

Section 8.6 Attorneys’ Fees. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party.

Section 8.7 Binding Effect. Subject to the limitations set forth in Sections 2.4 and 8.11 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, legal representatives, executors, administrators, successors and assigns.

Section 8.8 Entire Agreement. This Agreement and Optionee’s rights and benefits hereunder are subject to all of the terms and provisions of the Plan which is incorporated herein, in its entirety, by this reference. This Agreement supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof.

Section 8.9 Execution in Triplicate. This Agreement is being executed in triplicate. However, such triplicate originals of this Agreement represent only one grant of Options under this Agreement.

Section 8.10 Damages. Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of Restricted Shares which is not in conformity with the provisions of this Agreement.

Section 8.11 Prohibition Against Transfer and Assignment. Neither this Agreement nor any of Optionee’s rights, interests and benefits hereunder may be assigned, transferred, pledged or hypothecated in any way by Optionee (except as set forth herein upon Optionee’s death, by Will or by the laws of descent and distribution) and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of such rights, interests and benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereupon, shall be null and void and without effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

THE COMPANY:		OPTIONEE:

POWERLIGHT CORPORATION,
a California corporation

By:		Address:
Tom Dinwoodie, CEO

Address:	PowerLight Corporation
2954 San Pablo Blvd. Berkeley, CA 94710 Attn: CEO

SPOUSAL CONSENT

The undersigned (“Consenting Spouse”) hereby certifies and confirms to PowerLight Corporation (the “Company”) and agrees with the Company as follows:

a)	Consenting Spouse is the spouse of the Optionee named above;

b)	Consenting Spouse has read and understands the foregoing NON-QUALIFIED STOCK OPTION, MARKET STANDOFF AND STOCK RESTRICTION AGREEMENT (the “Agreement”);

c)	Consenting Spouse hereby ratifies, confirms, approves and consents to the Agreement and each and every provision thereof;

d)	Consenting Spouse agrees to cooperate in enabling the Optionee spouse to meet all his or her obligations provided in the Agreement;

e)	Consenting Spouse is aware that, by the provisions of the Agreement, the Optionee has agreed to sell part or all of the Restricted Shares (as defined in the Agreement), including any community interest of the Consenting Spouse in the Restricted Shares, on the occurrence of certain events;

f)	Consenting Spouse understands that the Company is relying upon this Spousal Consent in entering into the Agreement and in not taking further steps to protect its interests.

Date:             ,